Exhibit 1

AUDIOCODES LTD.
1 Hayarden Street
Airport City, Lod 70151, Israel

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS OF AUDIOCODES LTD.
December 7, 2011

TO THE SHAREHOLDERS OF AUDIOCODES LTD.:

        NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Meeting”) of AudioCodes Ltd. (the “Company”) will be held on Wednesday, December 7, 2011 at 2:00 p.m. (Israel Time), at the principal executive offices of the Company located at 1 Hayarden Street, Airport City, Lod 70151, Israel (the telephone number at that address is +972-3-976-4000).

The following matters are on the agenda for the Meeting:

(1)	To reelect Dr. Eyal Kishon as an outside director for an additional term of three years;
(2)	Subject to approval of Proposal One, to approve the grant to Dr. Eyal Kishon of options to purchase Ordinary Shares of the Company;
(3)	To reelect Mr. Joseph Tenne as a Class II director;
(4)	Subject to approval of Proposal Three, to approve the grant to Mr. Joseph Tenne of options to purchase Ordinary Shares of the Company;
(5)	To amend the Company's Articles of Association regarding insurance, indemnification and exculpation;
(6)	Subject to approval of Proposal Five, to approve corresponding amendments to the insurance, exculpation and indemnification agreements with each of the Company’s directors;
(7)
To ratify the appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the independent auditors of the Company for the year ending December 31, 2011, and to authorize the Board of Directors (or the Audit Committee of the Board of Directors, if authorized by the Board) to determine the compensation of the auditors; and

(8)	To review and discuss the audited Consolidated Financial Statements of the Company for the year ended December 31, 2010.

Those Entitled to Vote

Only shareholders who hold Ordinary Shares, nominal value NIS 0.01 per share, of the Company at the close of business on November 7, 2011 (the “Record Date”) will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

According to the Companies Law Regulations (Confirmation of Ownership of Shares for Voting in the General Meeting), 2000, if a shareholder holds shares through a TASE Member (as defined below) and the shares are registered in the shareholder registry in the name of such TASE Member, the shareholder may provide to the Company, prior to the Meeting, a certification confirming his ownership of the shares on the Record Date.  Such certification may be obtained at the TASE Member’s offices or may be sent to the shareholder by mail (subject to payment of the cost of mailing), at the election of the shareholder; provided that the shareholder’s request shall have been submitted with respect to a specific securities account.

All shareholders of record on the Record Date are cordially invited to attend and vote at the Meeting in person or by proxy, pursuant to the Company’s Articles of Association.   Shareholders may send standpoint notices to the Company no later than November 17, 2011.

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy is necessary for the approval of each of the Proposals above. In addition, a special majority vote will be required for approval of Proposal No. 1.  In order to approve the reelection of Dr. Eyal Kishon as an outside director in Proposal No. 1, the affirmative vote of the Ordinary Shares must either include at least a majority of the Ordinary Shares voted by shareholders who are not controlling shareholders or shareholders who have a personal interest in the election of the outside director (excluding a personal interest that is not related to a relationship with the controlling shareholders), or the total shares of non-controlling shareholders and non-interested shareholders voted against this proposal must not represent more than two percent of the outstanding Ordinary Shares.

Review of Documents

Shareholders may review the full version of the foregoing items of business and the Proxy Statement, which includes the full version of the proposed resolutions and a proxy card, at the principal executive offices of the Company stated above, from Sundays through Thursdays during regular working hours and upon prior notice (tel no.: +972-3-976-4000) until the Meeting date.  A copy of the Proxy Statement will also be available at the following websites: http://www.tase.co.il/tase/ or http://www.magna.isa.gov.il (the “Distribution Sites”).

Each member of The Tel-Aviv Stock Exchange Ltd. (a “TASE Member”) shall e-mail, upon request and without charge, a link to the Distribution Sites, to each shareholder who is not listed in the Company’s shareholder register and whose shares are held through the TASE Member, provided that each shareholder’s request shall have been submitted (a) with respect to a specific securities account, and (b) prior to the Record Date.

AUDIOCODES LTD.